Exhibit 10.49

VIRGIN MEDIA INC.

909 Third Avenue

New York, New York 10022

December 21, 2007

Mr. Charles K. Gallagher

c/o Virgin Media Inc.

909 Third Avenue

New York, New York 10022

Dear Mr. Gallagher:

As we have discussed, we are pleased to confirm our agreement with respect to the adjustment of the exercise price of 125,000 options held by you to acquire Virgin Media Inc. (the “Company”) common stock.  The options in question are those that: (a) arose from the grant to you on August 5, 2003 of options to acquire common stock of the Company’s predecessor company, NTL Incorporated; and (b) had not vested on or prior to December 31, 2004 (the “Stub 2003 Options”).  The purpose of this adjustment is in order that the Stub 2003 Options will not be treated as deferred compensation for purposes of Section 409A of the Internal Revenue Code, which was adopted after the options were granted.

We hereby agree with you as follows:

1.               The exercise price of the Stub 2003 Options is increased, with immediate effect, from $16.00 to $17.532 per share, which was the market price of the Company’s common stock on the date of issuance.

2.               As compensation for the loss in value to you as a result of the adjustment provided for in paragraph 1, the Company shall issue to you, on  or about March 2, 2008 (unless the Company and you mutually agree another date which shall be prior to January 1, 2009), shares of the Company’s common stock with a market value, based on the mid-market price on the date of issuance, of $191,500.  You agree that, except with the Company’s consent or in the context of a merger, tender offer or other business combination transaction approved by the Board of Directors, you will not offer, sell, or otherwise dispose of these shares or any rights therein (other than an ordinary course pledge to secure borrowings or in respect of any shares that may be sold to pay the U.S. tax incurred on the issuance of these shares) for a period of six months from the date of issuance.

This letter is governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law principles.

Please sign the enclosed copy of this letter agreement to confirm your agreement to the foregoing.

Sincerely,

VIRGIN MEDIA INC.

By:	/s/ Bryan H. Hall
Name:	Bryan H Hall
Title:	Secretary and General Counsel

AGREED & ACCEPTED:

By:	/s/ Charles K. Gallagher
Charles K. Gallagher